New Energy Systems Group Reports First Quarter 2011 Financial Results

●	Anytone® unit sales and Kim Fai Solar panels drive revenue growth of 20%
●	Generated $3.6 million in cash from operations
●	Reaffirmed 2011 guidance: $130 million to $135 million in revenues, adjusted net income of $24.5 million to $25.5 million and adjusted EPS of $1.69 to $1.75

SHENZHEN, China, May 19, 2011 /PRNewswire-Asia-FirstCall/ -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced financial results for the first quarter ended March 31, 2011.

First quarter 2011 Financial Highlights

●	Total revenues from all four divisions increased 20% to $27.1 million
●	Anytone sold 799,600 units, a 27% increase from Q1 2010
●	Gross profit increased 47% to $9.4 million
●	Adjusted net income increased 37% to $6.4 million

Mr. Jack Yu, Chairman of New Energy stated, “We made further progress in transforming New Energy to an efficient, consumer-driven battery solutions company. Our proactive reorganization of our wholesale batteries businesses has already produced cost savings.  Meanwhile, our new product pipeline for Anytone is as robust as it has been since we acquired the business. We also expect solid top and bottom line contribution from Kim Fai as we integrate our sales and marketing and R&D efforts. All of these developments in our business make us extremely confident in our long term growth outlook.”

For the 3 Months Ended March 31
	Q1 2011	Q1 2010	CHANGE
Net Sales	$27.1 million	$22.5 million	+20%
Gross Profit	$9.4 million	$6.4 million	+47%
Net Income	$5.5 million	$3.8 million	+44%
Adjusted Net Income*	$6.4 million	$4.6 million	+37%
GAAP EPS (Diluted)	$0.38	$0.30	+25%
Adjusted EPS (Diluted)*	$0.44	$0.37	+19%

*Adjusted net income and adjusted EPS exclude $0.2 million and $0.1 million of non-cash stock-based compensation expenses and $0.7 million and $0.7 million of amortization expenses in Q1 2011 and Q1 2010, respectively. Fully dilued shares on March 31, 2011 were 14.6 million versus 12.6 million on March 31, 2010.

Revenues increased 20% year-over-year to $27.1 million. Growth in the Anytone battery business was offset by Management’s deliberate strategy to reduce sales of lower-margin battery shells. The acquisition of Kim Fai in the fourth quarter of  2010 added approximately $5.5 million of sales in the three months ended March 31, 2011, meeting Management’s forecast.

Anytone® consumer products division sold 799,600 units in the first quarter of 2011, up 27% from the same period last year. Anytone introduced three new products during the quarter, including products for laptops, iPhone 4 and iPad.

Gross profit in the first quarter of 2011 was $9.4 million compared to $6.4 million, a 47% increase compared to  the same period last year.  Consolidated gross margin expanded 22% to 35% due to cost savings from the E’Jenie battery cell production consolidation and higher growth in the high-margin Anytone® products.  Gross profit margins typically range between 30%-31% for Anytone®, 14%-16% for E’Jenie and 29%-31% for Kim Fai.

Operating expenses for the three months ended March 31, 2011 were $2.1 million representing  approximately 8% of sales compared to $1.5 million and 7% of sales in the same period last year. The increase was primarily a result of higher sales and marketing expenses. The Kim Fai acquisition also added $0.1 million of general and administrative expenses.

The Company incurred $0.2 million of non-cash stock-based compensation during the first three months of 2011. Excluding these expenses, operating income was $7.5 million, representing operating margins of 27.7%.

Net income for the quarter was $5.5 million, a 44% increase to $3.8 million for the three months in 2010.  GAAP earnings per share were $0.38 compared to $0.30 based on 14.6 million and 12.6 million diluted shares outstanding in the first quarter of 2011 and 2010, respectively. Non-GAAP adjusted earnings and EPS were $6.4 million and $0.44 in the first three months of 2011, respectively.

Balance Sheet and Cash Flow Summary

As of March 31, 2011, cash and equivalents of the Company stood at $10.1, down from $13.1 million as of December 31, 2010. Working capital was approximately $17.6 million at March 31, 2011; accounts receivable was $17.2 million, compared to $11.2 million as of December 31, 2010.  The Company had $0.5 million of debt.  New Energy generated $3.6 million of cash flow from operations during the three months ended March 31, 2011 versus $6.6 million in the same period a year ago. The Company obtained approximately $9.2 million of credit lines in April 2011.

Business Update:

New Energy continues to make additional progress improving its operating efficiencies and expanding its product portfolio. In the first quarter of 2011, the Company completed the integration of their finished battery pack and battery cells businesses. The benefits are twofold: E’Jenie has a fully integrated battery component manufacturer capable of producing battery shells, battery caps and battery cells, making the Company more competitive with larger customers looking for one integrated provider of battery solutions. Secondly, the integration has already generated meaningful cost savings, as reflected in the margin expansion during the first quarter of 2011.

The Anytone consumer products division is focused on expanding its distribution and growing its brand recognition. By introducing compelling and differentiated new products such as the iPhone 4 battery charger, more distributors are selling Anytone’s line of mobile and PC batteries to their customers.

In addition, Management is focused on building its own online and retail distribution. The Company plans to open approximately 30 franchised stores in China during 2011 to increase its brand recognition and maintain more control over its marketing. Anytone expects to incur minimal capital investment since the franchisees will be responsible for the opening and operating the stores. The Company is working with several famous online retailers in China to roll out its owned franchised online marketplace. This will allow Anytone to significantly expand its direct distribution to consumers while improving its working capital efficiencies. The online store is expected to be online at the beginning of July 2011.

2011 Guidance

Management is reiterating its 2011 guidance as follows:

Revenue:	$130 to $135 million
Adjusted Net Income:	$24.5 million to $25.5 million
Adjusted EPS:	$1.69 to $1.75

The Company recently became aware of counterfeit products using Anytone’s brand name being sold to distributors and online. Management has contacted regulators and taken legal actions against several perpetrators involved with manufacturing and selling counterfeit products. While the Company believes these and other actions will significantly curtail the amount of counterfeit products, Anytone’s consumer product sales may be impacted in the short term.

Since closing the Kim Fai acquisition in November 2010, Management has been successful in signing new customers and expanding its portfolio of higher-margin solar application products. Based on the strong pipeline of orders and requests for proposals Kim Fai has, the Company is confident in at least meeting and potentially exceeding the prior forecast of $24 million of revenues and $5 mill of net income contribution from Kim Fai in 2011.

Conference Call

To attend the call, please use the dial-in information below.  When prompted, ask for the “New Energy  Call ” and/or be prepared to provide the conference ID.

Date:	May 20th, 2011
Time:	9:00 a.m. Eastern Time, US.
Conference Line Dial-In (U.S.):	1-877-941-1427
International Dial-In:	1-480-629-9664
Conference ID:	4440646 “New Energy Systems Call”
Webcast link:	http://viavid.net/dce.aspx?sid=00008669

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through May 27, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 if calling internationally. Utilize the pass code 4440646 for the replay.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone® brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, and higher production capacity and higher profit margins. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY

New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: klin1330@hotmail.com

INVESTOR RELATIONS

John Mattio, SVP
HC International, Inc.
Tel: US +1-212-301-7130
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)	(Restated)

Current assets
Cash and equivalents	$10,121,795	$13,065,008
Accounts receivable	17,169,890	11,192,150
Inventory	4,795,771	2,420,009
Other receivables	46,934	47,249
Due from shareholders	273,257	270,522
Deferred compensation	675,000	675,000

Total current assets	33,082,647	27,669,938

Noncurrent assets
Plant, property & equipment, net	1,115,997	1,134,029
Deferred compensation - noncurrent	929,743	1,098,493
Goodwill	60,863,441	60,555,607
Intangible assets, net	19,247,770	19,969,021

Total noncurrent assets	82,156,951	82,757,150

Total assets	$115,239,598	$110,427,088

Current liabilities
Accounts payable	$11,066,372	$6,655,592
Accrued expenses and other payables	1,193,653	1,127,133
Payable for Kimfai acquisition	-	6,325,985
Taxes payable	2,703,568	1,553,206
Loan payable to related party	549,082	543,585

Total current liabilities	15,512,675	16,205,501

Deferred tax liability	4,631,181	4,798,822

Total Liabilities	20,143,856	21,004,323

Stockholders' equity
Preferred stock, $.001 par value, 2,553,030 shares authorized, issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	2,553	2,553
Common stock, $.001 par value, 140,000,000 shares authorized, 14,296,428 and 14,278,928 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	14,296	14,279
Additional paid in capital	74,137,861	73,171,435
Statutory reserves	2,436,761	2,323,603
Other comprehensive income	1,949,192	1,834,341
Retained earnings	16,555,079	12,076,554

Total stockholders' equity	95,095,742	89,422,765

Total liabilities and stockholders' equity	$115,239,598	$110,427,088

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)

	2011	2010
		(Restated)

Revenue, net
Battery	$20,052,391	$19,399,150
Battery shell and cover	1,518,822	3,053,513
Solar panel	5,514,918	-
Total revenue	27,086,131	22,452,663

Cost of sales
Battery	12,710,728	14,073,985
Battery shell and cover	1,053,855	1,953,393
Solar panel	3,876,878	-
Total cost of sales	17,641,461	16,027,378

Gross profit	9,444,670	6,425,285

Operating expenses
Selling	364,180	125,974
General and administrative	1,755,619	1,374,155
Total operating expenses	2,119,799	1,500,129

Income from operations	7,324,871	4,925,156

Other income
Other income	5,379	8,287
Interest income	8,033	21,289
Total other income, net	13,412	29,576

Income before income taxes	7,338,283	4,954,732

Provision for income taxes	(1,877,728)	(1,172,866)

Net income	5,460,555	3,781,866

Other comprehensive income
Foreign currency translation	114,851	4,210

Comprehensive income	$5,575,406	$3,786,076

Net income per share
Basic	$0.38	$0.32
Diluted	$0.38	$0.30

Weighted average number of shares outstanding:
Basic	14,286,511	11,863,390
Diluted	14,558,566	12,623,895

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)

	2011	2010
		(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,460,555	$3,781,866
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	768,370	760,851
Deferred tax liability	(167,641)	(134,717)
Deferred compensation expense	168,750	168,750
Loss on disposal of fixed asset	-	121
Warrants expense	10,071	-
(Increase) / decrease in current assets:
Accounts receivable	(5,840,687)	1,646,089
Inventory	(2,341,718)	(847,367)
Prepaid expenses, deposits and other receivables	790	433,887
Increase/(Decrease) in current liabilities:
Accounts payable	4,325,793	2,169,271
Accrued expenses and other payables	61,580	(2,265,368)
Taxes payable	1,131,689	875,670

Net cash provided by operating activities	3,577,552	6,589,053

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition	-	24,550
Proceeds from sale of property and equipment	-	66
Acquisition of property and equipment	(12,456)	(3,844)

Net cash provided by (used in) investing activities	(12,456)	20,772

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of acquisition liability for Subsidiaries	(6,714,060)	(1,000,000)
Cash proceeds from warrant exercise	87,500	-
Repayment to related party	-	(732,397)

Net cash used in financing activities	(6,626,560)	(1,732,397)

Effect of exchange rate changes on cash and equivalents	118,251	1,449

Net increase (decrease) in cash and equivalents	(2,943,213)	4,878,877

Cash and equivalents, beginning of the period	13,065,008	3,651,990

Cash and equivalents, ending of the period	$10,121,795	$8,530,867

SUPPLEMENTAL DISCLOSURES:

Cash paid during the year for:

Income taxes	$1,396,883	$556,427

Interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.